UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 1, 2009

NESS TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-50954	98-0346908
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Ness Tower, Atidim High-Tech Industrial Park, Bldg 4, Tel Aviv		61580 Israel
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: +972 (3) 766-6800

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors;
Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective September 1, 2009, the Board of Directors (the “Board”) of Ness Technologies, Inc., a Delaware corporation (the “Company”), elected Ajit Bhushan to serve on the Board.

Mr. Bhushan is a managing director at Citi Venture Capital International, where he has served since 2001, and where he is responsible for investments in the IT & IT-enabled services sector in Asia Pacific, Latin America, Central and Eastern Europe, the Middle East and Africa.  From 1998 to 2001, Mr. Bhushan served as vice president of Citi Corporate Bank, Central and Eastern Europe, the Middle East and Africa, where he was responsible for strategy and business development in India, the Middle East and North Africa.  From 1993 to 1998, he served as vice president and cash management head for Citi Corporate Bank in Poland, where he had responsibility for building the cash management business for Citi in Poland.  From 1987 to 1993, Mr. Bhushan served in various roles at Citi Corporate Bank, India, where he was involved in cash management services.  Mr. Bhushan is a director of Polaris Software Lab Ltd., a publicly traded Indian company which provides software and services to the financial services sector, and a director of Citicorp Technology Holding Inc.  Mr. Bhushan holds a B. Tech degree in electrical engineering from the Indian Institute of Technology, Delhi, with a specialization in computer science, and an MBA from the Indian Institute of Management, Ahmadabad.

Item 8.01.	Other Events.

On September 1, 2009, the Company issued a press release announcing that the Tel Aviv Stock Exchange (“TASE”) approved the dual listing of the Company’s common stock on the TASE beginning at market open on Monday, September 14, 2009, under the ticker symbol NSTC.  A copy of the press release is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

The Company’s common stock will continue to be listed on the NASDAQ Global Select Market in the United States, and the Company will remain subject to the rules and regulations of NASDAQ and of the U.S. Securities and Exchange Commission.

Item 9.01.	Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description

99.1	Press Release dated September 1, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NESS TECHNOLOGIES, INC.

Dated: September 1, 2009	By:	/s/ Ilan Rotem
Name: Ilan Rotem
Title: Chief Legal Officer and Secretary